Exhibit 4.6

Applicable to - User Growth/Growth Channel Center Information Feed Standard Model and Deep Operation Model

Information Service Entrustment Agreement

Party A: Beijing Dajia Internet Information Technology Co., Ltd.

Address: 101, 8th Floor, Building 12, Yard 16, Xierqi West Road, Haidian District, Beijing

Party B: Beijing Baosheng Network Technology Co., Ltd.

Address: East Fifth Floor, Building 8, Xishanhui, Shijingshan District, Beijing

Whereas:

1. Party A and its affiliates intend, with respect to their products, services, images, or brands that they own or for which they have obtained legal authorization (hereinafter collectively referred to as “Party A’s Products”), to entrust Party B to provide information services in accordance with the terms of this Agreement and the relevant requirements of Party A and its affiliated companies; in this Agreement, Party A and its affiliated companies are collectively referred to as Party A, and Party A and Party A’s affiliated companies are individually referred to as Party A and Party A’s affiliated companies.

2. Party B owns or has the right to act as an agent for various media resources such as wireless or print media, possesses all the qualifications, licenses, or has obtained true, legal, and sufficient authorization from relevant parties necessary to provide the aforementioned information services, and agrees to provide information services for Party A in accordance with the terms of this Agreement.

Therefore, adhering to the principles of equality, mutual benefit, honesty, and trustworthiness, and in accordance with the provisions of relevant laws and regulations, the parties have, through negotiation, reached the following terms regarding the matter of Party A entrusting Party B to provide information services:

Article 1 Definitions and Concepts

In this Agreement, unless expressly provided otherwise, the following terms shall have the meanings set forth below:

1. Information Services: refers to the services provided by Party B through Party B’s and/or Party B’s agency platforms and other channels and resources for the online dissemination, publicity, and promotion of Party A’s Products. The specific service details are set forth in Article 2 and the entrusted service matters separately confirmed in writing by both parties.

2. CPC (Cost Per Click): refers to charging based on each valid click of the promotional content.

3. CPM (Cost Per Mille): refers to the fee payable for every one thousand valid impressions of the promotional content.

4. CPA (Cost Per Action): refers to payment based on each valid activation. A device’s first installation and online activation or launching of a product is deemed one valid activation.

5. CPT (Cost Per Time): refers to the fee payable for displaying the promotional content in a specific position for a certain period.

6. Service Effect: refers to the actions taken by users through Party B’s information services, including but not limited to the following:

(1) New User Acquisition: refers to a device that has never activated Kuaishou/Kuaishou Lite/other Kuaishou-series Apps, and through the guidance of feed ads, the device successfully activates the App;

(2) User Re-engagement: refers to a device that has previously activated Kuaishou/Kuaishou Lite/other Kuaishou-series Apps, but the device has been lost for more than N calendar days, and through the guidance of feed ads, the user re-opens the App (Note: “N” shall be subject to the written notification via the contact person’s email or Enterprise WeChat/KIM group as agreed in Article 2.2 of this Agreement);

Applicable to - User Growth/Growth Channel Center Information Feed Standard Model and Deep Operation Model

(3) User Activation: refers to a device that has previously activated Kuaishou/Kuaishou Lite/other Kuaishou-series Apps, but the device has been inactive for N calendar days, and through the guidance of feed ads, the user re-opens the App (Note: “N” shall be subject to the written notification via the contact person’s email or Enterprise WeChat/KIM group as agreed in Article 2.2 of this Agreement);

(4) Other various service effect requirements separately negotiated and confirmed in writing by both parties after the signing of this Agreement.

7. Service Channel Resources: refers to the media resources of the placement channels (websites and mobile platform applications, PC clients, and the media resources for which they have agency rights that can be used for the services agreed in this Agreement, as detailed in Appendix I) that Party B legally owns or has obtained legal authorization from relevant parties to operate or provide promotional services.

8. Creative Materials/Materials: Advertising creative elements (including but not limited to images, audio, video, copy, landing pages, etc.) used for external display on media resources.

9. Whitelist Period: refers to the service period from January 1, 2026, until the date in 2026 when Party A completes the Alibaba channel supplier bidding process and notifies Party B via email of the termination of services.

Article 2 Service Content

1. Party B understands and agrees to strictly follow Party A’s arrangements and instructions to execute and provide the various services under this Agreement during the service term:

(1) Execute placement services in the service channels according to Party A’s written instructions and notices, and regularly report on placement status on a daily, weekly, monthly, and quarterly basis as required by Party A;

(2) Provide 7*24H team service. Three business days before national statutory holidays or Party A’s major placement campaigns, provide Party A with holiday work arrangements and support plans to ensure timely response to Party A’s needs and provision of corresponding services, and resolve various issues arising during the promotion service process;

(3) Monitor industry information and service channel media policies and promptly share them with Party A;

(4) Recharge and pay placement fees to the service channels, and provide relevant recharge/payment vouchers as required by Party A;

(5) Execute phased placement strategies and ensure through various measures that the placement effects meet Party A’s requirements;

(6) Be responsible for designing and producing placement creative materials/materials and for the compliance review of the creative materials/materials, ensuring they meet the requirements of the service channels and relevant laws and regulations;

(7) Party B guarantees that it will assign experienced employees of Party B who possess the capability to provide the services specified in this Agreement and meet Party A’s requirements (the specific requirements shall be subject to the letter of commitment issued by Party B to Party A and/or its affiliates when participating in the bidding, or the requirements separately confirmed in writing by both parties <if there is no letter of commitment>) to provide high-quality and professional services to Party A, and shall be independently responsible for such employees;

(8) Other service contents as otherwise agreed in this Agreement or notified in writing by Party A.

2. The parties shall communicate and confirm the service content and other matters under this Agreement through the designated contact persons and contact methods specified in this clause, or through the corporate email and Enterprise WeChat (including groups) of the parties’ staff:

Party A’s Designated Contact Person: Zhang Minqi	Tel: [**]	Email: [**]

Applicable to - User Growth/Growth Channel Center Information Feed Standard Model and Deep Operation Model

Party B’s Designated Contact Person: Sheng Gong	Tel: [**]	Email: [**]

If either party changes its designated contact person and/or contact method, it shall promptly notify the other party in writing.

3. The parties shall confirm each individual entrusted service matter (e.g., the specific product to be placed, placement type, schedule, position, cost, service effect, standards, creative materials, etc.) in advance through written means (including but not limited to email, KIM communication groups, Enterprise WeChat groups, etc.). Only after written confirmation by Party A may Party B execute the specific placement; otherwise, Party A has the right not to settle the fees corresponding to the entrusted service matter that were not confirmed in writing by Party A.

4. Party B understands and agrees that Party A has the right to issue, modify, or adjust management policies for Party B (including but not limited to information service requirements, assessment standards, reward and punishment policies, promotion service requirements, promotion cost calculation, deduction and other settlement policies, agent management regulations, etc.) from time to time as needed for its own operational management, and to notify Party B via email, in-site private messages, system announcements, pop-ups, Enterprise WeChat, KIM groups, etc. Such policies, once delivered or published, shall become an integral part of this Agreement and the Appendix “Service Details”. Party B undertakes that it and its service personnel will promptly review and voluntarily comply with them. If Party B does not agree to the content of the aforementioned management policies, it shall notify Party A in advance and terminate the provision of services under this Agreement. If Party B continues to provide promotion services, it shall be deemed to agree to the management policies.

5. Party B has the obligation to supervise and manage its service personnel and shall be jointly and severally liable to Party A for the performance of the aforementioned personnel. If the service personnel assigned by Party B fail to meet Party A’s requirements, including but not limited to service response efficiency, service quality not meeting Party A’s assessment standards, reporting not provided as required by Party A, or provided content not meeting Party A’s requirements, for each occurrence, Party A has the right not to settle the service fees corresponding to the relevant part, and Party B shall pay Party A liquidated damages of RMB Twenty Thousand Yuan. If the above liquidated damages are insufficient to compensate for Party A’s losses, Party B shall continue to make up the difference. At the same time, Party A has the right to unilaterally notify Party B to suspend or terminate the cooperation under this Agreement based on Party B’s breach.

6. Party B shall provide the services under this Agreement in accordance with the principles of loyalty, diligence, and good faith. Based on the online and information service environment, in order to prevent malicious traffic inflation and other traffic fraud, cheating, and other acts that violate this Agreement and applicable laws and regulations, Party B must establish a comprehensive prevention mechanism for prior control and to reduce Party A’s losses. The parties agree that fees for the aforementioned acts will not be settled. If the aforementioned phenomena occur, Party B shall take emergency measures within 24 hours of the incident.

7. The specific forms of information services provided by Party B for Party A through Party B’s service channel resources include but are not limited to banners, buttons, text links, mobile icons, full columns, full screens, pop-up windows, streaming media, and other various manifestations. The specific service forms shall be subject to the separately confirmed entrusted service matters agreed by both parties.

8. During the term of this Agreement, if Party A, due to adjustments in its own business strategy or operational management needs, has the right to unilaterally suspend/terminate this Agreement or a single entrusted service matter under this Agreement at any time by issuing a written notice to Party B in advance. This Agreement or the entrusted service matter shall automatically terminate from the date the notice is sent, without constituting a breach of contract.

9. The actual completion status of the information services provided by Party B shall be subject to the “Statement of Account” (template see Appendix II) confirmed by Party A. Party B understands and agrees that after Party A confirms the “Statement of Account”, Party A may still make retroactive adjustments to the settlement data or service fees in accordance with Article 3.4 of this Agreement.

10. If during the service period, due to adjustments or changes in Party B’s service channels (including but not limited to any circumstances that affect or may affect Party A’s rights and interests under this Agreement, such as adjustments/maintenance/upgrades/required rectifications to service content, layout, page design, service channel systems), Party B shall notify Party A in writing at least 3 business days before such adjustments occur, and

Applicable to - User Growth/Growth Channel Center Information Feed Standard Model and Deep Operation Model

ensure that such adjustments do not cause any negative impact on Party A’s rights and interests or service effects under this Agreement; if due to the aforementioned adjustments, the original “Service Details” or the entrusted information service matters separately confirmed in writing by both parties cannot be fully or partially performed, the parties shall promptly negotiate and sign a supplementary agreement to make changes; if the parties cannot reach an agreement on the changes, then Party A has the right to unilaterally terminate the execution of that entrusted service matter without paying the corresponding service fees, and if such termination causes losses to Party A, Party B shall bear compensation liability.

11. Party B has the obligation to assist Party A in optimizing the placement effect of channel accounts (account names may vary according to the regulations of different service channel resources; the parties confirm that the account name does not affect the actual meaning of this clause), help Party A secure more preferential discounts, and shall ensure that the service effects meet Party A’s expectations. If Party B is negligent in performing its contractual obligations or the service results do not meet Party A’s service requirements/assessment standards, or if, despite Party B’s rectification, Party A assesses that the purpose of this Agreement still cannot be achieved, Party A has the right to unilaterally suspend/terminate the cooperation.

12. If, due to Party B and/or Party B’s personnel engaging in acts that violate laws and regulations, relevant provisions or policies of channel media platforms, the terms of this Agreement, or fail to comprehensively, timely, and fully comply with/satisfy Party A’s requirements including but not limited to bidding, targeting, placement, cost, etc., which infringe upon or may infringe upon Party A’s legitimate rights and interests under this Agreement (for the convenience of drafting, the aforementioned acts are collectively referred to as “Violations” below), Party A has the right not to settle the service fees corresponding to the relevant part (if already settled, Party A has the right to demand a refund), and has the right to demand Party B pay liquidated damages of RMB Twenty Thousand Yuan per occurrence, compensate for all losses caused by the increase in Party A’s placement costs resulting therefrom, and if other losses are caused, Party B shall continue to compensate. At the same time, Party A has the right, based on Party B’s violation circumstances, to unilaterally notify Party B to additionally pursue one or more of the liabilities for breach of contract as set forth in Article 9.1, as deemed appropriate. The aforementioned Violations specifically include but are not limited to the following circumstances:

(1) Party B fails to place according to the placement channels required by Party A;

(2) Party B fails to place according to the targeted tier/audience required by Party A;

(3) Party B fails to place according to Party A’s placement effect requirements;

(4) Party B fails to place according to the placement time required by Party A, e.g., overtime placement resulting in increased consumption;

(5) Party B’s placement effects do not meet Party A’s requirements, e.g., Party B fails to complete the new user acquisition, re-engagement, or activation task targets within the specified placement time; Party B’s placement costs exceed Party A’s specified placement budget range; the price for Party B’s placed new user acquisition, re-engagement, or activation, etc., does not meet Party A’s bidding requirements, etc.;

(6) Party B fails to record the consumed amount in a timely manner (including channel ID, media bidding consumption, etc.), and centralized recording leads to insufficient budget for Party A;

(7) Other circumstances that Party A notifies Party B of during the performance of the contract.

13. If the creative materials/materials are provided by Party A, Party B is responsible for reviewing the creative materials/materials provided by Party A to ensure compliance with laws, regulations, and the placement requirements of the service channels. If the creative materials/materials are designed and produced by Party B or a third party commissioned by Party B, Party B shall ensure that the creative materials/materials are legal and compliant and have obtained sufficient and complete authorization from relevant parties, and do not infringe upon the legitimate rights and interests of any third party, or violate public order and good customs. In any case, if any issues arise with the creative materials/materials, such as violation of any laws or regulations or infringement upon the legitimate rights and interests of any third party, Party B shall be responsible for resolving them and bear the related costs, liabilities, and losses, including but not limited to compensation paid to third parties, legal fees, litigation costs, and any costs, liabilities, or losses that Party A is confirmed to bear by government legal documents. The violations and penalties related to creative materials/materials include but are not limited to the following circumstances:

(1) Competitor Product Violations

Applicable to - User Growth/Growth Channel Center Information Feed Standard Model and Deep Operation Model

a) The creative material is competitor product material; Party B serves multiple clients, and using one material for multiple purposes leads to material confusion, or Party B intentionally/negligently uses competitor product material. For uploading such material, if discovered by Party A during review and no actual consumption occurs, a verbal warning will be issued. If actual consumption occurs, liquidated damages of RMB 2,000 will be deducted for each non-compliant material, the relevant advertising costs will not be settled, and 30% of the actual consumption amount shall be compensated. For the second occurrence, regardless of whether actual consumption occurs, liquidated damages of RMB 4,000 will be deducted for each non-compliant material; if actual consumption occurs, the related costs will not be settled, and 60% of the actual consumption amount shall be compensated. For the third occurrence and above, regardless of whether actual consumption occurs, liquidated damages of RMB 10,000 will be deducted for each non-compliant material; if actual consumption occurs, the related costs will not be settled, and 100% of the actual consumption amount shall be compensated, and Kuaishou has the right to suspend or terminate the cooperation;

b) The creative material contains competitor product logos, interfaces, or other elements

For uploading such material, if discovered by Party A during review and no actual consumption occurs, a verbal warning will be issued. If actual consumption occurs, liquidated damages of RMB 1,000 will be deducted for each non-compliant material, the relevant advertising costs will not be settled, and 30% of the actual consumption amount shall be compensated. For the second occurrence, regardless of whether actual consumption occurs, liquidated damages of RMB 2,000 will be deducted for each non-compliant material; if actual consumption occurs, the related costs will not be settled, and 60% of the actual consumption amount shall be compensated. For the third occurrence and above, regardless of whether actual consumption occurs, liquidated damages of RMB 5,000 will be deducted for each non-compliant material; if actual consumption occurs, the related costs will not be settled, and 100% of the actual consumption amount shall be compensated, and Kuaishou has the right to suspend or terminate the cooperation;

c) Using advertising materials from other products such as Kuaishou’s commercialization business line as Kuaishou materials

For uploading such material, if discovered by Party A during review and no actual consumption occurs, a verbal warning will be issued. If actual consumption occurs, liquidated damages of RMB 1,000 will be deducted for each non-compliant material, the relevant advertising costs will not be settled, and 30% of the actual consumption amount shall be compensated. For the second occurrence, regardless of whether actual consumption occurs, liquidated damages of RMB 2,000 will be deducted for each non-compliant material; if actual consumption occurs, the related costs will not be settled, and 60% of the actual consumption amount shall be compensated. For the third occurrence and above, regardless of whether actual consumption occurs, liquidated damages of RMB 5,000 will be deducted for each non-compliant material; if actual consumption occurs, the related costs will not be settled, and 100% of the actual consumption amount shall be compensated, and Kuaishou has the right to suspend or terminate the cooperation;

(2) Operational Violations

a) Uploading advertisements/launching rejected materials privately without Party A’s review, misappropriating live-action materials from other agents, or script infringement: For the first occurrence, a verbal warning will be issued and liquidated damages of RMB 5,000 will be deducted for each non-compliant material; the advertising costs generated from the violation will not be settled, and 50% of the actual consumption amount shall be compensated; any adverse effects (such as facing administrative penalties, becoming involved in negative public opinion, etc.) shall be additionally borne by Party B, which shall also actively cooperate with Party A to mitigate the effects. For the second occurrence, a verbal warning will be issued and liquidated damages of RMB 10,000 will be deducted for each non-compliant material; the advertising costs generated from the violation will not be settled, and 80% of the actual consumption amount shall be compensated; any adverse effects shall be additionally borne by Party B, which shall also actively cooperate with Party A to mitigate the effects. For the third occurrence and above, a verbal warning will be issued and liquidated damages of RMB 20,000 will be deducted for each non-compliant material; the advertising costs generated from the violation will not be settled, and 100% of the actual consumption amount shall be compensated; if adverse effects arise, they shall be additionally borne by Party B, which shall actively cooperate with Party A to mitigate the effects, and Kuaishou has the right to suspend or terminate the cooperation.

It is hereby explained that if Party B’s placement of non-compliant materials results in Party A being warned or fined by the relevant media channels, for each such occurrence, Party A has the right to deduct an amount of not

Applicable to - User Growth/Growth Channel Center Information Feed Standard Model and Deep Operation Model

less than RMB 500 from the service fees to be settled, with the specific deduction amount subject to Party A’s notice to Party B.

14. Party A has informed Party B, whether in writing or orally, of the types of creative materials/materials, individual creative materials/materials, placement channels, and/or ad slots that are explicitly prohibited. If it is discovered that Party B has launched placements privately, the service fees generated by the corresponding creative materials/materials, placement channels, and/or ad slots shall not be settled, and Party B shall pay 10% of the total service fees incurred during the validity period of this Agreement or RMB Two Million (whichever is higher) as liquidated damages to compensate Party A for its losses. If, due to Party A’s placement needs, the aforementioned materials, ad slots, or other restrictions are temporarily lifted, the timing and strategy for such lifting shall be subject to Party A’s email notification, and placement may only commence after Party A confirms it is correct prior to launch; otherwise, the fees generated by the corresponding materials, placement channels, and/or ad slots shall not be settled, and Party B shall pay 10% of the total service fees incurred during the validity period of this Agreement or RMB Two Million (whichever is higher) as liquidated damages to compensate Party A for its losses. If the aforementioned liquidated damages in this clause are insufficient to compensate Party A for its losses, Party B shall continue to make up the difference.

15. Party B guarantees that the operators of its service channels and the websites, official accounts, and other promotional service channels operated by such operators are established and operated in accordance with laws and regulations, and that the service channels do not involve content or activities that violate laws and regulations, such as splitting the country, damaging national reputation, vulgarity, obscenity, pornography, violence, gore, gambling, etc. If the service channels selected by Party B affect Party A’s overall placement quality, brand image, regulatory impression, etc., Party A has the right to refuse payment for all promotion costs for the relevant channel, and if already paid, Party B shall refund them. If this causes other losses to Party A, including but not limited to litigation costs, costs confirmed by government legal documents to be borne by Party A, legal fees, etc., all such losses shall be compensated by Party B.

16. If Party B initiates new forms of cooperation or channel resources, it must first obtain Party A’s written permission before placing. If Party B initiates them without Party A’s written consent, Party A has the right to refuse payment to Party B, and if this causes losses to Party A, Party A has the right to demand compensation.

17. Party B will use its best commercial efforts to maintain the daily maintenance of the promotional materials/creative materials for Party A’s client products, as well as the accessibility, security, and stability of the service channels; if any issues or faults are discovered, Party B shall promptly notify Party A in writing and repair them as soon as possible, ideally within 24 hours. If repairs cannot be completed within that period, Party A may require Party B to provide placement compensation worth twice the corresponding value for the incorrectly broadcast, missed broadcast, or delayed broadcast portion. If a make-up broadcast is not necessary, Party B shall refund the corresponding fees to Party A.

18. Party A has the right to change the “Service Details” (Appendix I) and the specific content of a single entrusted service, but shall notify Party B by email 2 business days in advance and deliver the replacement creative materials/materials to Party B. Without written notice from Party A, Party B has no right to unilaterally determine the creative materials/materials information for placement.

19. Without Party A’s prior written consent, Party B shall not entrust all or part of the information service matters agreed under this Agreement to a third party for performance. If truly necessary due to actual service needs, with Party A’s prior written consent, Party B may entrust other affiliated companies of Party B or cooperative companies that cooperate with the publishing channels/media to perform the corresponding services, and shall bear joint and several liability to Party A. However, Party B shall ensure that its affiliated companies or its cooperation companies provide Party A with the same level of service as stipulated in this Agreement, and Party A shall only settle payments with Party B. If the affiliated company or cooperative company entrusted by Party B demands to bear any liability, risk, loss, or expense due to disputes/disagreements in its cooperation with Party B, Party B shall promptly communicate with the relevant party at its own expense and bear the liability, risk, loss, and expense. At the same time, Party A has the right to unilaterally terminate this Agreement by notice, and Party B shall pay liquidated damages and bear losses such as related taxes and fees in accordance with the default clause of this Agreement.

20. During the cooperation period, if the channel for which Party B provides services requires the payment of a placement deposit, Party B shall be responsible for paying it to the corresponding channel, handling receipt/invoice matters with that channel, and complying with the relevant channel’s deposit requirements. Party B undertakes that the exercise/performance of its rights and obligations related to the deposit in its cooperation with

Applicable to - User Growth/Growth Channel Center Information Feed Standard Model and Deep Operation Model

the channel (including but not limited to paying/refunding/top-up the deposit) will not affect its performance of its various obligations, commitments, guarantees, and other agreements under this Agreement; otherwise, Party B shall be liable to Party A for breach of contract in accordance with Article 9 of this Agreement. Upon expiration or early termination of this Agreement, Party B shall independently communicate with the media channel regarding the deposit refund. To avoid disputes, both parties understand and confirm that any disputes, risks, liabilities, losses, or expenses arising from Party B’s exercise/performance of its rights and obligations related to the deposit in its cooperation with the channel shall be borne solely by Party B and shall have no relation to Party A.

Article 3 Confirmation of Service Data

1. Party B shall provide Party A with daily, weekly, monthly, and other reports as required by Party A. Party B shall grant Party A full access to the backend account of its service channel agency platform, enabling Party A to view service effects, placement data, and other information in real time. Ownership of Party A’s placement account in designated channels and all data generated by Party B’s use of that account during the provision of information services belongs to Party A. Party B shall only operate, manage, and use the account within the scope of this Agreement and Party A’s written authorization (authorized in writing by email or Enterprise WeChat groups, etc.). Without Party A’s written consent, Party B is prohibited from gifting, lending, leasing, transferring, selling, or otherwise permitting others to use the account and data in any form. If Party A discovers unauthorized use of its account and data that causes losses to Party A, Party A has the right to demand that Party B compensate for the resulting losses.

2. Party A has the right to supervise and assess the authenticity and legality of Party B’s service channels. Users brought through Party B’s channels must be genuine users obtained through true, legal channel publicity and promotional activities that comply with the terms of this Agreement. If Party A discovers that Party B has obtained users using means that violate laws, regulations, or the requirements of this Agreement, Party A has the right to immediately terminate this Agreement without paying Party B the service fees corresponding to the information services provided through the aforementioned means, and has the right to demand that Party B pay Party A an amount equivalent to 10% of the cumulative service fees incurred under this Agreement up to the time of the breach as liquidated damages. If Party A suffers losses due to Party B’s breach of the guarantee in this clause, Party B shall bear full compensation liability.

3. Party B understands and agrees that if no written objection (limited to an objection notice letter bearing Party B’s company seal) is raised within 1 business day from the date Party A pays each installment of service fees to Party B, it shall be deemed that Party A and/or Party A’s affiliated companies have fully, sufficiently, completely, and timely performed all their obligations, agreements, commitments, and guarantees under this Agreement, and that there is no act violating laws or regulations, no breach of contract, and no other infringement upon the legitimate rights and interests of any third party. Party B understands and agrees to waive its right to demand that Party A and/or Party A’s affiliated companies bear any risks, liabilities, losses, expenses, or to make any other claims against Party A and its affiliated companies.

4. Party B understands and agrees that with respect to service data, Party A has the right to perform risk control monitoring, filtering, screening, and deduction for deduplication, anti-fraud, black-market and grey-market activities, etc., and the final settlement data shall be subject to the data provided by Party A. Party B shall, as required by Party A, provide corresponding proof and materials regarding the authenticity and legality of the service itself and the service channel data (such as monitoring reports issued by third-party monitoring agencies). If Party B refuses to provide them or if Party A believes the provided proof materials cannot prove/are insufficient to prove authenticity, the service shall be deemed invalid, and Party A has the right not to settle. Party B understands and agrees that, given factors such as the lag in data monitoring, acceptance, verification, filtering, and screening compared to Party B’s performance activities, Party A’s confirmation of settlement data or payment of service fees does not constitute Party A’s waiver of its right to continue screening, filtering, deducting, calibrating, or retroactively adjusting the data, nor does it constitute Party A’s recognition or confirmation that all of Party B’s performance activities and the settlement data comply with the terms of this Agreement; Party A has the right to continue to perform the above-mentioned necessary operations such as risk control monitoring, filtering, screening, deduction, and retroactive adjustment for deduplication, anti-fraud, black-market and grey-market activities on the data at any time after providing the settlement data, and shall not pay the service fees corresponding to data that does not comply with the terms of this Agreement (if any). If such fees have already been paid, Party B shall refund all of them within 5 days after receiving Party A’s notice.

Applicable to - User Growth/Growth Channel Center Information Feed Standard Model and Deep Operation Model

Article 4 Rebate Policy

1. During the performance period of this Agreement, Party A is subject to the rebate policy and shall enjoy the corresponding rebate rewards provided by Party B (for specific rebate ratios, see Appendix I). Party B undertakes that the rebate rewards provided to Party A shall not be lower than the preferential level enjoyed by any third party for placing the same or similar execution amount with Party B.

2. Party B has the right to formulate its own rebate policy, but the rebate ratio applicable to Party B shall be specified in advance in the “Service Details” (Appendix I), and such rebate ratio shall remain valid throughout the performance period of this Agreement.

Article 5 Fee Settlement and Payment Method

1. The parties agree to adopt a method of service first, payment later, with a monthly fee settlement cycle. The specific fee calculation formula is detailed in Appendix I, wherein “Media Consumption Amount” refers to the total execution amount of placements made by Party A in the service channels within the same settlement cycle.

2. Party B shall send the service data for the previous calendar month to Party A by the 10th of each month. Upon receiving Party B’s service data confirmation email, Party A shall confirm it in accordance with Article 3 of this Agreement. The final settlement data shall be subject to the service data provided by Party A after verification. If Party B has any objection to the data provided by Party A, it shall promptly raise the objection with Party A within 2 business days of receiving Party A’s data and provide evidence supporting its objection regarding the settlement data. Failure to respond within the time limit shall be deemed as Party B’s confirmation, and the parties’ reconciliation shall be deemed consistent.

3. Only after the parties’ reconciliation is consistent may Party B issue a valid special VAT invoice and statement of account for the equivalent amount to Party A or Party A’s affiliated companies. Party A or Party A’s affiliated companies shall pay the service fees to Party B within 30 business days after receiving the special VAT invoice and statement of account issued by Party B, by means of commercial draft or bank transfer. The parties understand and agree that if payment is made by commercial draft, the time when Party A issues the commercial draft to Party B shall be deemed as the time when Party A has fully and sufficiently performed its payment obligations under this Agreement. If overdue payment occurs due to reasons not solely attributable to Party A or Party A’s affiliated companies, Party A or Party A’s affiliated companies shall not be liable for default for overdue payment. Party B’s bank account information is detailed in Appendix I.

Furthermore, Party B understands and agrees that if the settlement amount of a single monthly statement is less than RMB 1,000, Party A may accumulate it until the month when it reaches or exceeds RMB 1,000 and pay it together with that month’s promotion fees without constituting a default. If the parties terminate the cooperation early and the remaining unsettled promotion fees for Party B are still less than RMB 1,000, Party A shall pay the full amount in one lump sum within 30 business days after the termination of the contract and after receiving the valid special VAT invoice for the equivalent amount issued by Party B.

4. Each party shall bear the various taxes payable due to the signing and performance of this Agreement in accordance with the tax laws of their respective countries and regions. Each party shall bear its own expenses paid for the signing and performance of this Agreement, except as otherwise agreed in this Agreement.

5. Whitelist Period Settlement Rules:

During the Whitelist Period, Party B shall provide services to Party A in accordance with the terms of this Agreement. Given that the rebate during the Whitelist Period is undetermined because the 2026 media policy has not yet been released, Party A and Party B agree to implement settlement in the following manner:

The parties shall settle the cooperation fees during the Whitelist Period in accordance with the terms of this Agreement (including but not limited to the rebate policy stipulated in Article 4 of this Agreement). After the 2026 supplier bidding process, following consultation and agreement between Party A and Party B, Party A shall notify Party B via email of the 2026 rebate ratio and the time to cease cooperation. Within the settlement cycle corresponding to the month when the termination of cooperation is notified by email, the parties shall settle any difference for the Whitelist Period by making up for shortfalls or refunding overpayments. If the amount already settled by Party A exceeds the amount actually payable, Party B shall refund the overpayment to Party A. Party B shall, within 3 days after receiving Party A’s email confirming the refund amount, issue a red-letter invoice for the

Applicable to - User Growth/Growth Channel Center Information Feed Standard Model and Deep Operation Model

equivalent amount to Party A, and shall refund the amount to Party A’s designated bank account within 7 days after issuing the invoice; Party B shall pay the refundable amount to Party A promptly and in full. If Party B fails to pay within 5 days after receiving Party A’s demand notice, Party B shall pay Party A a late fee calculated at 0.3% per day on the overdue amount.

Article 6 Commitments and Warranties

1. Party B warrants that it possesses the rights necessary to conduct information services using the service channel resources under this Agreement, including operation rights, agency rights, or other legal authorizations. Party B shall provide relevant supporting documents for the aforementioned rights. If this Agreement cannot be performed or cannot be fully performed due to Party B’s lack or loss of the aforementioned rights, and if this causes losses to Party A, Party B shall bear full compensation liability.

Article 7 Confidentiality

1. “Confidential Information” as referred to in this Agreement means any confidential materials or information, trade secrets, technical secrets, etc., of the other party that either party learns of or comes into contact with due to signing or performing this Agreement, as well as the terms of this Agreement and other information related to this Agreement, and all information, data, budgets, operational strategies, placement channels, rebate policies, materials, opinions, suggestions, interim work results, and final work results formed during the performance of this Agreement.

2. General Obligations:

(1) The Receiving Party must keep the Confidential Information obtained from the Disclosing Party strictly confidential and shall not disclose it or promise/permit any third party to disclose it without the prior written consent of the Disclosing Party.

(2) The Receiving Party is only entitled to disclose Confidential Information to its employees who need to know for the purpose of this Agreement and who are involved in the cooperation or negotiation. The Receiving Party warrants that its employees shall be bound by confidentiality terms at least as stringent as those in this Agreement. The Receiving Party shall be liable for any breach of this Agreement by its employees under any circumstances and at any time.

(3) The Receiving Party shall take all reasonable measures, which shall not be less than the measures the Receiving Party takes to protect its own similar Confidential Information, to safeguard the Confidential Information disclosed by the Disclosing Party, preventing theft and/or leakage, unauthorized use, or leakage due to the negligence of any third party.

(4) If the Receiving Party becomes aware of any unauthorized use or disclosure of Confidential Information, it shall immediately notify the Disclosing Party and assist the Disclosing Party in taking remedial measures.

(5) The Receiving Party shall not obtain non-public information of the Disclosing Party that has not been disclosed to the Receiving Party by improper means (including but not limited to browsing, copying, photographing, transcribing non-public documents, materials, etc., of the Disclosing Party without the Disclosing Party’s permission).

3. Upon the request of the other party, either party shall return to the other party, destroy, or otherwise dispose of any documents, materials, or software containing the other party’s Confidential Information as requested, and shall cease further use of such Confidential Information.

4. Disclosure of information by either party under any of the following circumstances shall not be deemed a violation of this clause:

(1) Such information was already in the public domain at the time of disclosure;

(2) Such information is disclosed based on the other party’s prior written consent;

(3) One party discloses information as required by government, judicial, or other authorities having jurisdiction over it in the course of performing official duties in accordance with Chinese laws and regulations, provided that such party notifies the other party of the content of the information to be disclosed in writing in advance or

Applicable to - User Growth/Growth Channel Center Information Feed Standard Model and Deep Operation Model

promptly before disclosure, ensuring that the disclosing party is assisted to make the disclosure to the minimum extent necessary to comply with the disclosure requirement.

5. If Party B and/or its employees violate the obligations stipulated in this clause, Party A has the right to hold Party B and/or its employees liable for breach of contract in accordance with Article 9.

6. Regardless of the reason for the termination of this Agreement, the above confidentiality clause shall remain perpetually valid.

Article 8 Intellectual Property

1. The products and their promotional materials provided by Party A to Party B under this Agreement, along with the creativity, design, graphics, images, text, and other materials contained therein, as well as the promotional materials commissioned by Party B to be produced to achieve the service effect and the design, graphics, images, text, and other materials contained therein, shall be owned by Party A. Party B shall use them as they are and shall not engage in secondary creation, adaptation, compilation, modification, or other alterations, nor use them for purposes other than those stipulated in this Agreement. Their intellectual property rights and other interests are wholly owned by Party A or have been legally authorized for use by Party A by the rights holder. Without Party A’s prior written permission, Party B shall not use them itself for any purpose other than this Agreement or permit any third party to use them in any form.

2. Without Party A’s prior written consent, except for the purpose of directly performing its obligations under this Agreement, Party B shall not use Party A’s company name, trademarks, logos, or any other related words or graphics in any manner.

3. Party A warrants that it legally owns the ownership, intellectual property rights, and other related rights to the application products provided under this Agreement, or has obtained legal authorization from the relevant rights holders for the aforementioned rights.

4. After obtaining Party A’s written consent, Party B may use Party A’s company name, trademarks, logos, or any other similar words or graphics in its promotional materials (including but not limited to web pages, printed materials, audio recordings, etc.) to illustrate the cooperative relationship between Party B and Party A.

5. Within 5 business days from the date this Agreement is terminated due to completion of performance, rescission, force majeure, or other reasons, Party B shall hand over all materials provided by Party A (including but not limited to products and their promotional materials) to Party A or destroy them according to Party A’s requirements and provide relevant written certification, and shall not make backups, continue to use, or permit any third party to use them without authorization.

Article 9 Liability for Breach

1. Except as otherwise provided in this Agreement, if Party B fails to perform its obligations, commitments, or warranties in a timely, comprehensive, and complete manner in accordance with the terms of this Agreement, Party B agrees that Party A has the right, at its sole discretion, to select one or more of the following measures to hold Party B liable for breach: (1) Require Party B to rectify within a specified period at its discretion; if Party B fails to rectify or the rectification still does not comply with the terms of this Agreement, Party A has the right to suspend or terminate this Agreement at any time; (2) Suspend or terminate this Agreement at any time; (3) Party A has the right not to settle any outstanding fees payable to Party B (“Outstanding Fees” includes amounts related to other contracts signed between Party A and its affiliates and Party B and its affiliates) and not to recognize the promotion fees corresponding to the breach; (4) While taking the aforementioned measures, Party A has the right to demand that Party B pay Party A 10% of the cumulative consumption amount incurred by Party A in the service channels up to the time of the breach as liquidated damages. If the liquidated damages are insufficient to compensate for the losses caused to Party A, Party B shall continue to compensate for the losses. Furthermore, if Party B’s breach involves or may involve criminal offenses, Party A reserves the right to pursue Party B’s criminal liability.

2. Except as otherwise provided in this Agreement, if a party’s breach causes the other party to suffer any fines, penalties, losses, damages, personal injury, property damage, or expenses, the breaching party shall be liable for compensation for all reasonable losses incurred by the non-breaching party as a result (including but not limited to compensation paid to third parties, legal fees, litigation costs, travel expenses, etc.).

Applicable to - User Growth/Growth Channel Center Information Feed Standard Model and Deep Operation Model

3. Party B understands and agrees that for any liquidated damages, compensation, or other amounts payable by Party B to Party A as stipulated in this Agreement, or any fees that Party A has the right to deduct, Party A has the right to first deduct them from any payments, deposits, accounts payable, or other fees related to the cooperation between Party A and its affiliates and Party B/Party B’s affiliates, without sending any notice, and such action shall not constitute a breach. If the deducted amount is insufficient, Party B shall make up the shortfall within 3 business days.

Article 10 Force Majeure

1. Force Majeure as referred to in this Agreement means objective events that are unforeseeable, insurmountable, unavoidable, and have a material impact on a party, including but not limited to natural disasters such as floods, earthquakes, fires, and storms, as well as social events such as war, civil unrest, and government actions.

2. If the performance of this Agreement becomes impossible due to the occurrence of a Force Majeure event, the party affected by the Force Majeure shall immediately notify the other party in writing of the situation regarding the Force Majeure event and, within 5 days after the conclusion of the Force Majeure event, provide written materials detailing the Force Majeure event and reasons along with valid supporting documentation explaining why this Agreement cannot be performed, cannot be fully performed, or requires delayed performance. After the parties acknowledge such materials, they may negotiate to amend or terminate this Agreement or postpone its performance.

3. If the Force Majeure event continues for more than 30 days and continuing to perform this Agreement would have a material adverse effect or make it impossible to continue performing this Agreement, either party may terminate this Agreement.

Article 11 Governing Law and Dispute Resolution

1. The formation, validity, performance, interpretation, and dispute resolution of this Agreement shall be governed by the laws of the People’s Republic of China.

2. For any disputes related to the validity, interpretation, performance, or any other aspects of this Agreement, the parties shall first attempt to resolve them through friendly negotiation. If negotiation fails, either party has the right to submit the dispute to the People’s Court having jurisdiction at Party A’s location.

Article 12 Miscellaneous

1. The failure of either party to exercise or promptly exercise any right, power, or privilege under this Agreement shall not be deemed a waiver thereof; nor shall the single or partial exercise of any right, power, or privilege preclude the future exercise of any right, power, or privilege.

2. If one or both parties need to modify or supplement the terms of this Agreement, such modification or supplementation shall be made through a supplementary agreement or by re-signing the contract after negotiation. The supplementary agreement shall have the same legal effect as this Agreement.

3. Any notices, demands, claims, and other communications under this Agreement shall be in Chinese and sent by courier or email to the addresses specified on the first page of this Agreement or to the contact persons’ email addresses as agreed in Article 2.2 of this Agreement.

4. For notices sent by one party to the other, if sent by email, the notice shall be deemed received by the other party at the time the email is successfully sent from the sender. If sent by fax, the notice shall be deemed received at the time the fax transmission is completed. If sent by courier, the notice shall be deemed received on the date of receipt by the other party or 5 days after the date of dispatch.

5. Either party may change its address for receiving notices at any time by notifying the other party in writing. If a party’s contact person, address, email, or any of the above information changes, it shall promptly notify the other party; if a party changes such information without notifying the other party, then any notice sent by the other party to the original address shall be deemed to have properly fulfilled the notice obligation.

Applicable to - User Growth/Growth Channel Center Information Feed Standard Model and Deep Operation Model

6. This Agreement is made for the benefit of both parties and their respective legal successors and shall be equally binding upon both parties and their respective legal successors. Any merger or division of either party shall not affect the continued performance of this Agreement.

7. If any provision of this Agreement is held by a competent authority to be illegal, invalid, or unenforceable, such provision shall, to that extent, be invalid and deemed not to be included in this Agreement, but the remaining provisions of this Agreement shall remain unaffected and continue to be fully and effectively enforced.

8. The term “day” as used in this Agreement refers to calendar days. “Business Day” as used in this Agreement refers to the working days generally observed under normal circumstances by enterprises, institutions, government agencies, organizations, and other entities as stipulated by Chinese law, i.e., days that are normal working days excluding national statutory holidays (including but not limited to New Year’s Day, Labor Day, National Day, Spring Festival, etc., subject to the official holiday announcement published by the state for that year) and weekends.

9. This Agreement is signed in Chinese, in four (4) copies, with each party holding two (2) copies, all having equal legal validity, and shall take effect upon being sealed by both parties.

10. Term of Cooperation: From April 23, 2025 to April 30, 2026, or the date of the conclusion of the Whitelist Period, whichever occurs earlier.

11. The following appendices form an integral part of this Agreement and have the same legal effect as this Agreement.

Applicable to - User Growth/Growth Channel Center Information Feed Standard Model and Deep Operation Model

Appendix I: “Service Details”

Appendix II: “Monthly Statement of Account”

Appendix III: “Letter of Commitment on Integrity”

(This page is the signature page, no text below)

Party A: Beijing Dajia Internet Information Technology Co., Ltd.	Party B: Beijing Baosheng Network Technology Co., Ltd.

(Seal)	(Seal)

Beijing Dajia Internet Information Technology Co., Ltd. - Contract Seal (Seal)	Beijing Baosheng Network Technology Co., Ltd. (Seal)

April 23, 2025	April 23, 2025

August 6, 2025	August 6, 2025

Applicable to - User Growth/Growth Channel Center Information Feed Standard Model and Deep Operation Model

Appendix I:

Service Details

Party A: Beijing Dajia Internet Information Technology Co., Ltd. Party B: Beijing Baosheng Network Technology Co., Ltd.
Product Name and Brief Description

Kuaishou-series products, including but not limited to products currently owned or authorized for operation and promotion by Party A and Party A’s affiliates, as well as products that may be owned or authorized for operation and promotion in the future, including but not limited to Kuaishou, Kuaishou Lite, Kuaiying (Kuaishou Studio), Yitian Camera (Onetake), Ac Fun, Huisen, and gaming products, etc.

Service Requirements

Service Assessment Requirements: During the service period, Party A has the right to establish assessment standards and corresponding reward and punishment measures for the agency operation services provided by Party B. The specific assessment plan will be notified in writing to Party B by Party A in advance. If Party B has any objections, it shall notify Party A in advance and terminate the provision of services under this Agreement. If Party B continues to provide promotion services, it shall be deemed to agree to the corresponding assessment standards and reward and punishment measures. Assessments will be conducted on a monthly basis, and Party A will update the assessment plan from time to time based on the service situation.

Publishing Channel	Alibaba UC
Agency Rebate Ratio

1. Operation Model

/% (Standard Operation Model; if this model does not apply, enter “/”)

18.45% (Deep Operation Model; if this model does not apply, enter “/”)

2. Agency Rebate Provider

The agency rebate method applicable under this Agreement is the following Type 1, and the rebate can be directly used by Party A for placement and consumption in the service channels:

(1) Rebate upon Recharge (i.e., after Party A entrusts Party B to pre-recharge funds into the placement channel account, Party B immediately returns the rebate to Party A’s account according to the rebate ratio stipulated in this Agreement)

(2) Rebate after Recharge (i.e., after Party A entrusts Party B to pre-recharge funds into the placement channel account, Party B returns the rebate to Party A’s placement account on a monthly/quarterly basis according to the ratio stipulated in this Agreement)

Service Channel Media Rebate Ratio

1. Media Operation Model

(1) / [Standard Operation Model; if there is no media rebate, enter “/”]

(2) 42% [Deep Operation Model; if there is no media rebate, enter “/”]

2. Media Rebate Method: The media rebate can be directly used by Party A for placement and consumption in the service channels. The media rebate method under the main contract is the following Type 1 (if there is no media rebate, enter “/”)

(1) Rebate upon Recharge (i.e., after Party A entrusts Party B to pre-recharge funds into the placement channel account, the channel media immediately returns the rebate to Party A’s account according to the rebate ratio stipulated in this Agreement)

(2) Rebate after Recharge (i.e., after Party A entrusts Party B to pre-recharge funds into the placement channel account, the channel media returns the rebate to Party A’s placement account on a monthly/quarterly basis according to the ratio stipulated in this Agreement)

Applicable to - User Growth/Growth Channel Center Information Feed Standard Model and Deep Operation Model

Party B’s Receiving Information	Bank: Bank of Hangzhou Co., Ltd. Beijing Shijingshan Wenchuang Sub-branch

Account Name: Beijing Baosheng Network Technology Co., Ltd. Account Number: [**] Branch Interbank Number: [**]
Deposit Amount Payable by Party B to the Publishing Channel

RMB 433,333.35 (In words: Four Hundred Thirty-Three Thousand Three Hundred Thirty-Three Yuan and Thirty-Five Cents) [If there is no deposit, enter “/”]

During the cooperation period, if the deposit amount is adjusted, the amount required by the channel shall prevail, and Party B shall pay the full amount on time. The adjusted deposit amount shall be confirmed by Party A and Party B via the contact person’s email or Enterprise WeChat/KIM group as agreed in Article 2.2 of this Agreement.

Fee Settlement Formula	Actual Settlement Amount = (Media Consumption Amount - Media Compensation Amount - Media Reward Amount) / (1 + Media Rebate Ratio <if any> + Agency Rebate Ratio) - Deduction Amount <if any>
Party A’s Invoicing Information

Please strictly issue the invoice based on the invoicing information, invoicing amount, and other invoicing requirements notified in writing by Party A; otherwise, Party A has the right to demand that Party B re-issue the invoice and suspend payment, and any resulting risks, liabilities, and losses shall be borne solely by Party B.

Remarks:

1. This Service Details is a valid appendix to the “Information Service Entrustment Agreement” (hereinafter referred to as the “Main Contract”) signed by both parties, is subject to the Main Contract, and shall have the same legal effect as the Main Contract.

2. Party B shall provide information services in accordance with the terms and conditions of the Main Contract and this appendix. Matters not specified in this appendix shall be governed by the Main Contract.

3. Party B undertakes and acknowledges that the amount consumed by Party A through self-operation in the placement channels also constitutes part of the “Media Consumption Amount” mentioned above and shall be combined with the amount consumed by Party B through agency operation in the placement channel accounts for calculating the rebate.

Party A (Seal): Beijing Dajia Internet Information Technology Co., Ltd.	Party B (Seal): Beijing Baosheng Network Technology Co., Ltd.
Beijing Dajia Internet Information Technology Co., Ltd. - Contract Seal (Seal)	Beijing Baosheng Network Technology Co., Ltd. (Seal)
Date: April 23, 2025	Date: April 23, 2025

August 6, 2025	August 6, 2025

Applicable to - User Growth/Growth Channel Center Information Feed Standard Model and Deep Operation Model

Appendix II: Monthly Statement of Account

Product Placed	Placement Media	Channel Name	Service Content	Channel ID	Placement Time	Media Consumption Amount	Media Compensation Amount	Media Reward Amount	Media Rebate + Agency Rebate	Deduction Amount	Pre-settlement Amount	Remarks

Total Pre- settlement Amount (RMB, Tax Inclusive)						Amount in Words (RMB)
Placement Method		☐ CPA ☐ CPT ☐ CPC ☐ CPM ☐ Other

Applicable to - User Growth/Growth Channel Center Information Feed Standard Model and Deep Operation Model

Appendix III: Letter of Commitment on Integrity

Letter of Commitment on Integrity

To: Beijing Dajia Internet Information Technology Co., Ltd. and/or its affiliates (collectively, “Your Company”)

As a partner of Your Company, our company deeply understands that jointly building a transparent, fair, just, honest, and upright integrity ecosystem is the foundation for the continuous win-win cooperation between Your Company and our company.

Issues of non-integrity such as commercial bribery violate business principles like fairness, justice, and transparency, disrupt market order, hinder the rational allocation of resources, increase business operating costs, and even adversely affect corporate decision-making, harming the healthy development of both cooperating parties; they also corrupt social norms, corrode corporate employees, and become breeding grounds for economic crimes. Based on this, our company hereby makes the following commitments to Your Company:

I. Anti-Commercial Bribery

1. During the cooperation process, strictly comply with the laws and regulations of the People’s Republic of China related to anti-commercial bribery, recognized business ethics, and Your Company’s relevant integrity system provisions (including but not limited to the “Management Measures for Dishonest Suppliers” and other currently effective and future updated regulations, notices, opinions, etc.), maintaining a high level of integrity and professional ethics.

2. Not provide any form of direct or indirect bribery to Your Company’s employees, employees’ relatives, or their related parties (collectively, “Your Company’s Employees”), including but not limited to:

(1) Giving or promising to give cash, monetary gifts, marketable securities, bank cards, gift cards, delivery orders, membership cards for entertainment venues, discount cards, voucher coupons, or other benefits to Your Company’s Employees;

(2) Giving or promising to give housing, vehicles, communication devices, home appliances, high-end daily necessities, consumer goods, handicrafts, or other items to Your Company’s Employees;

(3) Giving or promising to give off-book discounts, rebates (i.e., a certain percentage of the commodity price returned in cash, in kind, or by other means, but not clearly and truthfully recorded in the financial accounts according to the financial accounting system regulations) to Your Company’s Employees;

(4) Paying any expenses that should be borne by Your Company’s Employees themselves, reimbursing various bills and expenses on behalf of Your Company’s Employees;

(5) Providing or promising to provide banquets and entertainment, sports, leisure, travel, or other activities that may affect the impartial performance of their duties to Your Company’s Employees;

(6) Engaging in any borrowing/lending transactions with Your Company’s Employees without reporting;

(7) Accepting or implying the provision of convenience for Your Company’s Employees’ housing renovation, weddings, funerals, going abroad, studying abroad, education of spouses and children, work arrangements, etc.;

Applicable to - User Growth/Growth Channel Center Information Feed Standard Model and Deep Operation Model

(8) Engaging in any activities that may affect the fairness and justice of the cooperation between the parties.

II. Conflict of Interest Declaration

To prevent conflicts of interest from damaging the fair transaction environment between the parties, our company agrees to truthfully report and proactively declare the following conflict of interest situations, including but not limited to:

(1) Our company’s shareholders, supervisors, managers, senior executives, project leaders for the cooperation, and project members are Your Company’s Employees or their immediate family members.

(2) During the cooperation period, employing (including but not limited to establishing formal labor relations, labor dispatch, outsourcing services, part-time work, consulting, or other forms) employees who have left Your Company or its affiliates for less than two years, or their immediate family members.

Our company undertakes that after proactively declaring such circumstances, or after Your Company discovers and informs our company, we will cooperate with Your Company’s request to immediately take remedial measures to eliminate the aforementioned situations. Otherwise, Your Company has the right to reduce or terminate cooperation with our company.

III. Integrity and Confidentiality

1. Our company undertakes not to engage in bid collusion or concerted bidding during the tendering process; not to provide false information to Your Company, including but not limited to qualification certificates, operating data, financial materials, etc.; and not to use improper means to obstruct or exclude other bidders.

2. Our company undertakes to strictly comply with the information confidentiality obligation and not to disclose Your Company’s information to third parties or competitors. Confidential information includes but is not limited to confidential materials or information, trade secrets, technical secrets, as well as other financial, commercial, user data, personal privacy information, or all information, data, materials, opinions, suggestions, interim execution results, and final execution results formed during the performance, that we have learned or come into contact with due to the cooperation. If our company and Your Company have separately signed a confidentiality agreement, the terms of that confidentiality agreement shall prevail.

IV. Complaint and Reporting Channels

If our company discovers any non-integrity behavior by Your Company’s relevant personnel during the cooperation, such as soliciting property, our company will resolutely resist it and promptly report it to Your Company’s Integrity and Compliance Department. The complaint and reporting email address is: lianzheng@kuaishou.com.

V. Liability for Breach

1. If our company or our company’s relevant business personnel violate this Letter of Commitment, our company agrees to bear the following responsibilities simultaneously:

(1) Your Company has the right to immediately terminate the relevant business contracts with our company without assuming any liability for breach of contract;

(2) In addition to returning any improper benefits obtained due to the breach to Your Company, our company shall also pay the following liquidated damages: If our company violates the relevant commitments on conflict of interest, then for such breach, it shall pay Your Company ten percent (10%) of the total service fees incurred during the contract validity period as liquidated damages; if our company violates the relevant provisions on commercial bribery, then for such

Applicable to - User Growth/Growth Channel Center Information Feed Standard Model and Deep Operation Model

breach, it shall pay Your Company thirty percent (30%) of the total amount of the involved business contract cooperation as liquidated damages; if the parties cannot reach an agreement on the involved business contract, our company agrees to pay Your Company thirty percent (30%) of the total transaction amount between our company and Your Company in the past twelve months as liquidated damages. If the relevant business contracts signed by the parties stipulate liquidated damages for violating the integrity clause that are higher than those stipulated in this Letter of Commitment, the provisions of the relevant business contract shall prevail.

Note: The “Contract Amount” and “Total Cooperation Amount” mentioned above refer to the contract amount actually paid + yet to be paid during that period.

(3) If the violation of this Letter of Commitment causes any losses to Your Company, our company shall simultaneously compensate Your Company for all losses incurred as a result, including but not limited to reasonable investigation costs, legal fees, and increased costs due to changing partners, fines from government authorities, etc.

2. For the above liquidated damages or losses, Your Company has the right to directly deduct them from any accounts payable to our company and may adopt other remedial measures such as criminal prosecution or civil litigation.

VI. Miscellaneous

1. This Letter of Commitment takes effect from the date our company affixes its official seal and is also binding on our company’s relevant actions that occurred before the signing of this Letter. If the parties sign a relevant cooperation agreement, this Letter of Commitment will automatically become an appendix thereto with equal legal effect. If the parties fail to sign a relevant cooperation agreement or the cooperation agreement is invalid, this Letter of Commitment shall remain valid. This Letter of Commitment is effective throughout the cooperation process between Your Company and our company (including during the supplier evaluation stage, the tendering or negotiation period, before and after the signing of purchase orders or contracts, during the continuation of contract validity, and throughout all future cooperation periods between the parties).

2. If our company subsequently undergoes division, merger with another company, equity change, or other matters, this Letter of Commitment shall continue to be valid for the successors of the rights and obligations.

Undertaking Party (Seal): [ ]
Beijing Baosheng Network Technology Co., Ltd. (Seal)
August 6, 2025